Exhibit 10.30

PINNACLE FOODS CORPORATION

6 EXECUTIVE CAMPUS

CHERRY HILL, NJ 08002

May 25, 2001

CONFIDENTIAL

Lynne Misericordia

345 Lakeside Blvd.

Hopatcong, NJ 07843

Dear Lynne:

We are very pleased to offer you the opportunity to join Pinnacle Foods Corporation (“the Company”) as Vice President & Treasurer. This letter will confirm the terms and conditions of our offer. We would like you to begin your employment effective May 23, 2000 (your start date being your “Employment Date”).

1.	Position and Duties. Vice President & Treasurer (or such other position or positions as Executive and the President/CEO shall mutually agree) and shall report to Employer’s CFO. Executive shall have supervision and control over, and responsibility for, the day-to-day management and operational functions of the Treasury Department and Financial Planning and Analysis.

2.	Base Salary. Your annual base salary will be $175,000, to be paid at least bi-monthly. The Company will review your salary annually, but any adjustments are at the sole discretion of the Company. The first review shall be as of the first anniversary of your Employment Date (or sooner, if it becomes standard practice to review Company employees as of the same date). Your annual base salary shall not be reduced, and after any increase the term “Annual Base Salary” for all purposes of shall refer to base salary annualized, as most recently increased.

3.	Annual Bonus. You will be eligible to receive an annual bonus at a target of 40% and a. maximum of 60% (range 0% to 60%) of your Annual Base Salary according to performance targets established by Company and you. (“Annual Bonus”).

4.	Stock Options. Effective on your Employment Date, you will receive 175,000 incentive stock options and non-qualified options as permitted by the IRS Code to acquire shares of common stock of Pinnacle Foods Holding Corporation (“Parent”). The per share exercise price of your options shall be the same per share price as the initial equity investors.

Your options shall vest in five (5) equal installments upon each of the first five (5) anniversaries of your start date of employment with the Company.

In addition to these vesting requirements, your options will be subject to the terms of the Company’s 2001 Stock Option Plan (the “Plan”) and option agreements issued pursuant to the Plan.

Lynne Misericordia

Confidential	Page 2

5.	Stock Purchase Rights. Subsequent to your Employment Date, as a condition to being granted the above stock options, you will be required to purchase at least $43,750 ($0.25 per option granted) of common stock of Parent at the same per share price as the initial equity investors and on the same terms and conditions (and at the same time) as other senior executives of the Company (other than the Chairman and Chief Executive Officer of the Company). Your purchase of common stock of Parent would be subject to, among other things, approval of Parent’s Board of Directors and compliance with applicable federal and state securities laws, including the availability of an exemption from registration thereunder. Your purchase would also be subject to your execution of a stock purchase agreement and a stockholders agreement containing terms and conditions mutually acceptable to you and the Company. The stockholders agreement would contain, among other things, transfer restrictions and repurchase rights similar to those set forth in the Plan.

6.	Employee Benefits. You will be eligible to participate in the Company’s 401(k), health insurance, short-term and long-term disability insurance, life insurance and other employee benefit plans in accordance with the terms and conditions of those plans and on terms and conditions no less favorable than those applicable to the company’s other senior executives.

7.	Vacation. You will be entitled to 20 days vacation each calendar year, to be taken at times reasonably agreeable to the Company.

8.	Confidentiality, Non-Compete, and Non-Solicitation Agreement. You will be required to sign, and your employment and payment of your one-time sign-on bonus is contingent on you signing, the Company’s Confidentiality, Non-Compete and Non-Solicitation Agreement prior to beginning employment.

9.	In Event of a Change In Control which results in any of the following: the loss of your job; a change in your then current title; a reduction in your then current salary, bonus level, a substantial reduction in benefits and/or stock option program unless PFC has allowed full vesting of all grants of stock options effective prior to or on the date of the change in control; a change resulting in the diminution of your then current job description and responsibilities; a relocation of your office more than 25 miles from your then current office; your employment will be deemed to have been severed an you shall receive a lump sum payment equal to one (1) year of your current annual salary and target bonus of 50% (both to be calculated at the time of severance), payment for all unused vacation and health insurance benefits for one (1) year as severance (the “Severance Payment”). The health insurance portion of this severance will be paid by the Company if you elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), in which case the Company will pay your premiums for this coverage for the severance period specified above. The payment of this severance is contingent upon your (i) entering into a release of claims in the form as attached hereto and (ii) continued compliance with the terms of the Company’s Confidentiality, Non-Compete and Non- Solicitation Agreement. The payment shall be made within ten (10) business days of the date of your severance

(a) “Change In Control” shall mean: (A) any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than PFC becoming the direct or indirect “beneficial owner” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities of Employer representing 50% or more of the combined voting power of Employer’s then outstanding securities, (B) individuals who at the Effective Date constitute the members of the Board and any new director, whose election to the Board or nomination for election to the Board by Employer’s stockholders was

Lynne Misericordia

Confidential	Page 3

approved by a vote of at least a majority of the directors then in office who either were directors at the Effective Date or whose election or nomination for election was previously so approved (each an “Incumbent Director), ceasing for any reason to constitute a majority of the Board, (C) Employer merging with or consolidating into any other entity, or the stockholders of Employer and the holders of voting securities of any other entity participating in a securities exchange (other than a merger, consolidation or exchange which would result in the holders (and/or their affiliates) of the voting securities of Employer outstanding immediately prior thereto holding immediately thereafter securities representing more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger, consolidation or exchange), or (D) the stockholders of Employer approving a plan of complete liquidation of Employer or an agreement or agreements for the sale or disposition by Employer (in one or a series of related transactions) of all or substantially all of Employer’s assets, or such a plan commencing other than in connection with a merger, consolidation or exchange which does not constitute a Change in Control under the preceding clause (C), or (E) the stockholders of Employer approving the sale, transfer and/or disposition by Employer (in one or a series of related transactions) of substantially all of the assets of one or more of Employers’ business segments.

(b) No Mitigation. Executive shall not be obligated to seek new employment or take any other action to mitigate the benefits to which Executive is entitled hereunder. Except as contemplated by Section 6 with respect to the Employee Benefits, such benefits shall not be reduced whether or not Executive obtains new employment.

(c) Stock Options. In the event of a Change in Control, all options to purchase shares of Employer’s common stock, par value $.01 per share, granted by Employer to the Executive (including options granted under Employer’s 2001 Stock Option Plan) shall, at the discretion of the Board of Directors, become fully vested in, and immediately exercisable in full by, Executive at the at the time of such Change in Control.

10.	Reimbursement. The Company will reimburse you for reasonable travel, entertainment and other business-related expenses you incur on behalf of the Company, that are consistent with the Company’s policies in effect from time to time regarding travel, entertainment and other business expenses, subject to the Company’s requirements regarding the reporting and documentation of such expenses.

11.	Insurance. The Company and/or Parent will maintain you as an insured party on all directors’ and officers’ insurance that they maintain for the benefit of their directors and officers on at least the same basis as all other covered individuals. Neither the Company nor Parent shall be obligated, however, to maintain directors’ and officers’ insurance.

12.	Agreement. No failure or delay on the part of the Company or you in enforcing or exercising any right or remedy under this letter will operate as a waiver thereof. This letter agreement may not be amended or modified except by an express written agreement signed by you and an authorized representative of the Company.

Lynne Misericordia

Confidential	Page 4

On behalf of Pinnacle Foods Corporation and Pinnacle Foods Holding Corporation,

/s/ Mike Dion
Mike Dion
CFO & Senior Vice President

Signed and Accepted by:	/s/ Lynne Misericordia
Lynne Misericordia

Date: June 22, 2001